Exhibit 99.4

                 Avocent Completes OSA Technologies Acquisition

    HUNTSVILLE, Ala., April 7 /PRNewswire-FirstCall/ -- Avocent Corporation (Nasdaq: AVCT) today announced that it completed the acquisition of OSA Technologies, Inc., a privately-held company located in San Jose, California with offices in Shanghai, China and Taipei, Taiwan. OSA Technologies is a leader in embedded manageability firmware and software using Intelligent Platform Management Interface (IPMI) solutions.

    "The acquisition of OSA accelerates our pursuit of embedded management technologies and provides Avocent with a solid platform to extend our hardware and software solutions into new markets," stated John R. Cooper, president and chief executive officer of Avocent Corporation. "OSA is the leader in IPMI development and we expect this acquisition to enhance our strategy of providing a common management interface to enable automation of the monitoring, configuration and provisioning of intelligent devices. We believe the future for embedded management technologies is excellent, complimenting our existing KVM products, while providing a totally new market for Avocent to develop."

    OSA was acquired for approximately $100 million in cash and stock, plus the assumption of liabilities and unvested employee stock options. The purchase price for the outstanding OSA shares and vested options consisted of approximately $52 million in cash, which was funded from available cash and investments, and 1.3 million shares of Avocent stock valued at approximately $48 million.

    In connection with the acquisition, 39 individuals who became non-executive officer employees of Avocent following the acquisition were awarded a total of 174,486 employment inducement stock option grants by Avocent. Mark Lee, who will continue as president and chief executive officer of OSA Technologies, will join Avocent as a senior vice president, and was awarded 67,290 employment inducement stock option grants. These grants have an exercise price of $37.42, the closing price as of April 7, 2004, and will vest over a period of four years under terms that are substantially similar to the 2003 Avocent Corporation Stock Option Plan that was approved by Avocent's shareholders last year.

    Avocent estimates that the transaction will reduce reported earnings per share for 2004 by approximately $0.14 under generally accepted accounting principles (GAAP) and approximately $0.06 on an operating basis. The estimated GAAP amount is before a to-be-determined one-time charge for acquired in-process research and development. The difference of $0.08 between the estimated amounts reported under GAAP and on an operating basis is due to estimated amortization of intangible assets and of deferred compensation related to assumed employee stock options. The transaction is expected to be accretive to Avocent's earnings within two years based on current projections for sales growth of embedded devices, firmware and software.


    About OSA Technologies, Inc.

    OSA Technologies, Inc. was founded in April 2000. OSA designs, manufactures and sells firmware and software for the management of server, blade, telecommunications, networking, storage and client devices. OSA is headquartered in San Jose, California and has engineering and development centers in Shanghai, China and Taipei, Taiwan. Additional information is available at www.osatechnologies.com.


    About Avocent Corporation

    Avocent Corporation is the leading supplier of connectivity solutions for enterprise data centers, service providers, and financial institutions worldwide. Branded products include switching, extension, remote access, and video display solutions. Additional information is available at: www.avocent.com.


    Forward-Looking Statements

    This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding the development and introduction of new products and technologies (including IPMI), the use of IPMI by OEMs and other customers, the features and benefits of product and technology integration, the size, growth, and leadership of the potential markets for these products and technologies in the future, the revenue and earnings from these new products and technologies in the future, the market penetration and opportunities for the combined business in Asia and elsewhere, engineering and design activities, and the results of operations of the combined business. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the acquisition and subsequent integration of businesses and technologies, risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in Avocent's annual report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2004. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.


    Use of Non-GAAP Financial Measures

    Operational income and the resulting calculation of earnings per share on an operating basis as used in this press release are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be considered a substitute for or superior to GAAP. Avocent's management uses operational income as a financial measure to evaluate performance and allocate resources within the Company. Management believes this measure presents the Company's results on a more comparable operational basis by excluding non-cash amortization expenses, non-operational expenses associated with mergers and acquisitions, and significant and unusual non-recurring gains and losses on sales of investments made by Avocent. Avocent believes that operational income is a measure of performance used by some investment banks, analysts, investors and others to make informed investment decisions. Other companies may calculate operational income in a different manner so this measure may not be comparable to similar measures presented by other companies. The reconciliation of Avocent's results using operational measures and GAAP is set forth in the text of the press release above.


SOURCE  Avocent Corporation
    -0-                             04/07/2004
    /CONTACT: Dusty Pritchett, Senior Vice President of Finance and Chief Financial Officer of Avocent Corporation, +1-256-217-1300/
    /Web site:  http://www.avocent.com
                http://www.osatechnologies.com/
    (AVCT)

CO:  Avocent Corporation; OSA Technologies, Inc.
ST:  Alabama, California
IN:  PUB CPR FIN TLS
SU:  TNM